Exhibit 99.1
Keros Therapeutics Reports Second Quarter 2024 Financial Results

LEXINGTON, Mass., August 7, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today reported financial results for the quarter ended June 30, 2024.

“Keros continued to build upon the progress of all programs across our pipeline in the second quarter of 2024, as evidenced by our recent positive regulatory and data updates from the elritercept (KER-050) program,” said Jasbir S. Seehra, Ph.D., Chair and Chief Executive Officer. “We continue to be excited by the strong enrollment activity we have seen to date in our Phase 2 clinical trial of cibotercept (KER-012) in patients with pulmonary arterial hypertension and look forward to completing enrollment of that trial in the fourth quarter of this year.”

Second Quarter 2024 Financial Results

Keros reported a net loss of $45.3 million in the second quarter of 2024 as compared to a net loss of $37.5 million in the second quarter of 2023. The increase of $7.8 million for the second quarter was largely due to increased research and development efforts as well as additional investments to support the achievement of Keros’ clinical and corporate goals.

Research and development expenses were $40.5 million for the second quarter of 2024 as compared to $32.5 million for the same period in 2023. The increase of $8.0 million was primarily due to additional research and development efforts, manufacturing activities and personnel expenses to support the advancement of Keros’ pipeline.

General and administrative expenses were $10.0 million for the second quarter of 2024 as compared to $8.8 million for the same period in 2023. The increase of $1.2 million was primarily due to increase in personnel expenses and other external expenses to support Keros’ organizational growth.

Keros’ cash and cash equivalents as of June 30, 2024 was $405.9 million compared to $331.1 million as of December 31, 2023. Keros expects that the cash and cash equivalents it had on hand at June 30, 2024 will enable Keros to fund its operating expenses and capital expenditure requirements into 2027.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. We are a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, we have discovered and are developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, elritercept (KER-050), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ second product candidate, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “enable,” “expects,” “look forward,” “progress” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and the design, objectives and timing of its clinical trials for elritercept and cibotercept, including its regulatory plans; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, elritercept, cibotercept and KER-065; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 8, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Justin Frantz
jfrantz@kerostx.com
617-221-6042

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2024	2023	2024	2023
REVENUE:
Service and other revenue	37	—	120	—
Total revenue	37	—	120	—
OPERATING EXPENSES:
Research and development	(40,515)	(32,534)	(78,773)	(63,625)
General and administrative	(9,961)	(8,803)	(20,269)	(16,581)
Total operating expenses	(50,476)	(41,337)	(99,042)	(80,206)
LOSS FROM OPERATIONS	(50,439)	(41,337)	(98,922)	(80,206)
OTHER INCOME (EXPENSE), NET
Dividend income	5,378	3,987	11,184	7,093
Other expense, net	(196)	(155)	(633)	(196)
Total other income, net	5,182	3,832	10,551	6,897
Net loss	$(45,257)	$(37,505)	$(88,371)	$(73,309)
Net loss attributable to common stockholders—basic and diluted	$(45,257)	$(37,505)	$(88,371)	$(73,309)
Net loss per share attributable to common stockholders—basic and diluted	$(1.25)	$(1.27)	$(2.46)	$(2.53)
Weighted-average common stock outstanding—basic and diluted	36,103,187	29,602,458	35,894,305	28,989,361

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	JUNE 30, 2024	DECEMBER 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	405,863	331,147
Accounts receivable	4	143
Prepaid expenses and other current assets	26,847	16,003
Total current assets	432,714	347,293
Operating lease right-of-use assets	14,649	15,334
Property and equipment, net	4,292	4,134
Restricted cash	1,212	1,212
Other long-term assets	2,155	2,052
TOTAL ASSETS	455,022	370,025
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	6,535	5,450
Current portion of operating lease liabilities	1,096	1,005
Accrued expenses and other current liabilities	13,614	17,918
Total current liabilities	21,245	24,373
Operating lease liabilities, net of current portion	12,861	13,439
Total liabilities	34,106	37,812
STOCKHOLDERS' EQUITY:
Preferred stock, par value of $0.0001 per share; 10,000,000 shares authorized as of June 30, 2024 and December 31, 2023; no shares issued and outstanding	—	—
Common stock, par value of $0.0001 per share; 200,000,000 shares authorized as of June 30, 2024 and December 31, 2023; 36,169,558 and 31,841,084 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	890,710	713,636
Accumulated deficit	(469,797)	(381,426)
Total stockholders' equity	420,916	332,213
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	455,022	370,025